FOR IMMEDIATE RELEASE

BDCA Makes Direct Originated Investment in Icynene,
a Maker and Distributor of Spray Polyurethane Foam Insulation

Investment Provides Senior Secured Financing
for the Acquisition of a Well-Known Buildings Product Company

New York, New York, November 21, 2014 ˗ Business Development Corporation of America (“BDCA”), a business development company primarily focused on senior debt investments in middle market private companies, closed on a direct originated transaction for Icynene U.S. Acquisition Corp. (“Icynene Acquisition”) as borrower, to be used as acquisition financing for a transaction involving Icynene Acquisition and certain of its affiliates (collectively, “Icynene”). Icynene is a leading maker and distributor of spray polyurethane foam insulation products. Icynene’s insulation products are installed in walls, ceilings, floors, attics and hard-to-insulate areas across a diverse set of construction end markets. Icynene was purchased by Friedman Fleischer & Lowe, LLC (the “Sponsor”).

The financing provided by BDCA consisted of a $69 million senior secured credit facility, with a six-year term and two-year call protection. Proceeds from the financing, in conjunction with an equity investment from the Sponsor, were used to acquire Icynene from the selling shareholders.

“Our investment in Icynene provided BDCA the opportunity to partner with a well-respected private equity firm,” said Peter M. Budko, Chief Executive Officer of BDCA. “The combination of our origination efforts, credit underwriting and growing platform provided us this attractive, middle market investment opportunity. We look forward to continuing to work with both the Sponsor and Icynene on future financing endeavors.”

About BDCA

A registration statement relating to the common stock of BDCA was filed with and has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”). These securities have not been approved or disapproved by the SEC or any state securities commission, nor have they passed upon the accuracy or adequacy of the prospectus. The offering of BDCA’s common stock is being made solely by means of a written prospectus forming part of the effective registration statement. The prospectus, which is available at www.bdcofamerica.com and http://www.sec.gov and may be obtained by calling 1-888-518-8073, contains additional information about BDCA. The prospectus should be read carefully by an investor before investing. Investors are advised to consider the investment objectives, risks, charges and expenses of BDCA carefully before investing. This press release is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements, including statements with regard to the future performance of BDCA. These forward-looking statements involve risks and uncertainties that could cause the outcome to be materially different.

Prospective investors should consider the investment objectives, risks, and charges and expenses of BDCA carefully before investing. BDCA’s prospectus contains information about these important issues as well as other information about BDCA. A prospectus for BDCA may be obtained by calling 877-373-2522 or writing us in care of: Realty Capital Securities, LLC, One Beacon Street, 14th Floor, Boston, MA 02108. You may also download a copy of BDCA’s prospectus by going to www.bdcofamerica.com. Please read the prospectus carefully before investing.

Contacts

Anthony J. DeFazio DDCworks tdefazio@ddcworks.com (484) 342-3600	Nicholas Radesca, CFO & Treasurer Business Development Corporation of America nradesca@arlcap.com (212) 415-6500	Andrew G. Backman Investor Relations/Public Relations abackman@rcscapital.com (917) 475-2135